UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

GLOBAL HEALTHCARE REIT, INC.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

8480 E. Orchard Road, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 449-2100

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Greene Point Healthcare Sale

On June 30, 2016, Global Healthcare REIT, Inc., (the “Company”), through its wholly-owned subsidiary, Wash/Greene, LLC, closed upon and consummated a definitive purchase and sale agreement selling its skilled nursing facility located in Union Point, Georgia. The Buyer was Greene County LTC, LLC, a Georgia limited liability company. A copy of the Purchase and Sale Agreement is filed as Exhibit 10.1 hereto.

The facility consists of a 71-bed skilled nursing facility known as Greene Point Healthcare Center located at 1321 Washington Highway, Union Point, Georgia 30669. The purchase price was $3.8 million.

The operating lease was terminated effective June 30, 2016, pursuant to a Lease Termination Agreement

Goodwill Nursing Home

In a transaction related to the sale of the Greene Point facility, an affiliate of the Buyer of Greene Point has executed a ten year operating lease covering the Company’s Goodwill Nursing Home located in Macon, Georgia. The lease will not become effective until and unless the State of Georgia approves the issuance of all licenses, permits and other regulatory approvals necessary to recertify and reopen the facility, which was closed by Georgia regulators in January 2016. The lease is also conditional on the termination of the current lease covering the property which is held by the former operator which filed a voluntary Chapter 11 bankruptcy petition in January 2016. The lease operator has agreed to invest not less than $1.0 million in capital improvements in the property pending receipt of regulatory approvals.

The Company announced the signing of the Purchase and Sale Agreement and Goodwill operating lease in a press release July 1, 2016, a copy of which is filed as Exhibit 99.1 hereto.

ITEM 7.01 REGULATION FD DISCLOSURE

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, the Company makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 99.1 that is required to be disclosed solely by Regulation FD.

ITEM 9.01 EXHIBITS

10.1	Purchase and Agreement between Wash/Greene, LLC and Greene County LTC, LLC

99.1	Press Release dated July 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc. (Registrant)

Dated: July 1, 2016	/s/ Lance Baller
Lance Baller, Interim CEO and President